EXHIBIT 99.1

TurboChef Reports 4th Quarter and 2007 Results

Cites 125% Growth in Q4 Revenues and Record Revenues for 2007;

2008 Commercial Revenues Guidance Increased to $130 - $135 Million - or a
Growth Rate of 20% to 25%;

Company Committed to Achieving Profitability as its Number One Goal in
2008

Atlanta, Georgia, March 3, 2008 – TurboChef Technologies, Inc. (NASDAQ-GM: OVEN) today reported financial results for the fourth quarter and the year ended December 31, 2007.

Significant Items:

•
Total revenue for fourth quarter 2007 was $34.3 million, a 125% increase over the year ago quarter and a sequential increase of 6%.  For the year ended 2007, total revenue was a record $108 million, at the high end of the previously announced range and a 122% increase over 2006’s total revenue of $48.7 million. Gross margins for the quarter were 37% and for the year 38%.

•
For 2008, attaining profitability is the Company’s number one objective, and it expects to be profitable for the year overall, based on the momentum and continued strong growth in its Commercial Segment revenue, progress with the launch of its residential oven, tightened control of spending and the absence of the significant costs that were associated with the Company’s stock options inquiry in 2007.

•
The Company’s Commercial Segment posted operating income for the 2007 fourth quarter of $4.5 million. At present, substantially all of the Company’s revenue is derived from the Commercial Segment which, with more than 50,000 ovens installed worldwide, continues to experience significant momentum and to grow and diversify its customer base. Since current management took over the Company four years ago, it has been focused on creating a diverse customer base. Today the Company has hundreds of commercial customers, of which dozens were added in 2007. The Company is much less reliant today on any one single customer than it has been at any time in its history.

•
The Company has underway a number of pre-production trials with three new products:  two new conveyor ovens, a floor model and a countertop model, and the i5, one of its new i-series speed cook batch ovens.  The i5 will be joined later this year by the smaller footprint i3, which currently is under development. These new products include technological and design advances that, in early tests, have been well received by new and existing customers in the fine-dining, casual dining and fast-casual dining segments of the market as well as QSRs, convenience stores, grocery stores and other segments. These new product introductions and their broad market applications further establish the Company’s position as a market leader in innovative food service equipment and as the dominant player in the speed cook niche.

•
The Company’s Residential Segment reported $238,000 in revenue for the quarter and an operating loss of $4.3 million including $2.4 million for marketing and promotion expenses associated with the brand launch. For 2008, the Company is reducing by half its original plans for marketing and promotional spending for the residential oven due to the current uncertain domestic housing environment. Launch of the residential oven products always has been viewed as an exciting long-term investment, but the Company believes that current economic realities dictate a more prudent and cautious approach in the investments it is committed to making in support of the residential ovens’ success. While it remains too early to offer revenue guidance for our residential products, the Company’s profit plan for 2008 includes appropriately conservative projections for residential oven sales.

Financial Review

For the three months ended December 31, 2007, total revenue was $34.3 million, including $233,000 from sales of the residential oven, compared with $15.2 million for the year-ago quarter, an increase of 125%. Substantial growth in unit sales, including purchases by three significant contract customers, was the principal contributing factor. As a percentage of total revenue, cost of product sales for the quarter was 63%, comparable to the year ago quarter.  Although generally in line with expectations, cost of product sales was somewhat greater than the sequential quarter due in part to the sales mix. The Company continues to deal with price pressures on certain materials and component parts as well as increased freight and handling charges; however, overall margins in the range of 37% to 40% appear to be sustainable for the near term.

Selling, general and administrative expenses for the quarter were impacted by the higher sales volume of commercial products and investment spending relating to launch of the Company’s residential oven products. In the fourth quarter, the Company spent $2.4 million on the launch of its residential oven products. It also accrued an incremental $826,000 for bonuses earned under the previously announced 2007 incentive compensation plan. Additionally, in the fourth quarter the Company recorded $1.1 million in option related expenses, including a non-cash charge of $581,000 for the estimated net fair value of equity incentives awarded in connection with amending certain employee option agreements. The amendments were done to protect employees from the significant adverse tax consequences of IRC 409A emanating from remeasurement of options upon completion of the Company’s aforementioned stock option review.

The Company reported a net loss of $4.0 million or $0.14 per share for the fourth quarter of 2007 and a loss of $17.2 million or $0.59 per share for the 2007 year. Included in these results for the 2007 year are approximately $7.7 million, or $0.26 per share, spent in connection with the SEC inquiry into the Company’s option grants and practices since 1994 and approximately $7.3 million, or $0.25 per share, spent in launching the Company’s residential oven product line. For the comparable periods of 2006, the Company reported a net loss of $2.8 million or $0.10 per share for the quarter and a net loss of $23.4 million or $0.81 per share for the year.

Richard Perlman, Chairman of TurboChef, stated, “2007 was an outstanding year for TurboChef, in fact, a breakthrough year in several respects. We are pleased with our accomplishments over the past several years in establishing our brands and in doing business on a world-wide basis with an increasing number of highly-respected, globally-recognized consumer brand companies. Our success has brought recognition and visibility for our ovens in the commercial marketplace and increased interest from a broad array of different customer groups across the globe. It should be clear to anyone based on the Company’s commercial revenue achievements in 2007 and the commercial projections for 2008 that TurboChef is becoming a much larger enterprise. With some large one time expense items now behind us and having established TurboChef as the preeminent speed cook oven company in the world, we are totally committed to achieving profitability once again for the Company in 2008.”

Jim Price, Chief Executive Officer of TurboChef, added, “We strongly believe TurboChef is poised to break out as a company. Having seeded and established the speed cook segment of the commercial market with over 50,000 ovens now in the marketplace, we are ready to harvest the investments we have made. 2007 was a year of progress across many fronts – new products and markets and improvements in manufacturing processes, product quality, technical and customer service and supply-chain management. The market recognition for our residential oven continues to build. We were pleased to be part of a segment aired yesterday by NBC’s Today Show which also included Viking, Thermador and Gaggeneau ovens in a feature in which only the TurboChef 30” Double Wall Oven did any cooking. The performance and quality of our residential oven make a lasting impression on prospects who observe product demonstrations and on customers who use it.

We have built in to our 2008 profit plan conservative projections for residential oven sales. We also recognize the realities of the current state of the domestic housing market, both new construction and remodeling, and we are reducing by one-half our promotional and marketing spending in light of these realities. We believe this a prudent action to take, and we retain the flexibility to calibrate marketing and promotion as conditions change. What we have accomplished over the past four-plus years in our commercial business is, we believe, repeatable for our residential business.”

Price concluded, “As we move through 2008, TurboChef has a strong debt free balance sheet, a growing cash position and a $20 million credit facility available to the Company for working capital or strategic reasons. We are very excited about what we see ahead for the next several years and our ability to build a sizeable and profitable worldwide consumer brand company.”

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and has recently introduced equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods.  The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA  30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Monday March 3, 2008, at 4:45 p.m. EDT. To join the conference call, please dial (888) 241-0558 (access code: 30042981) or access the audio feed through a web cast link on our website at www.turbochef.com.  International callers, please dial: (647) 427-3417 (access code: 30042981). A replay of the conference call will be available through our website or by calling (800) 695-3685 or (402) 220-1757 (access code: 30042981).

For more information, contact:

James A. Cochran
Senior Vice President - Corporate Strategies
   and Investor Relations
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia  30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, and the results of government inquiries and possible regulatory action or private litigation regarding the Company’s stock option grants and practices. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Product sales	$34,091	$15,011	$107,003	$47,403
Royalties	223	227	1,103	1,266
Total revenues	34,314	15,238	108,106	48,669

Costs and expenses:
Cost of product sales	21,602	9,673	66,645	31,929
Research and development expenses	1,210	1,044	5,177	4,357
Purchased research and development	-	-	-	7,665
Selling, general and administrative expenses	14,110	6,398	49,358	25,173
Restructuring costs	-	-	-	(41)
Depreciation and amortization	1,163	1,033	4,069	3,854
Total costs and expenses	38,085	18,148	125,249	72,937

Operating loss	(3,771)	(2,910)	(17,143)	(24,268)

Other income (expense):
Interest income	77	244	638	1,300
Interest expense and other	(341)	(151)	(729)	(436)
	(264)	93	(91)	864

Net loss	$(4,035)	$(2,817)	$(17,234)	$(23,404)

Per share data:
Net loss per share:

Basic and diluted:	$(0.14)	$(0.10)	$(0.59)	$(0.81)

Weighted average number of common shares outstanding:

Basic and diluted:	29,427,538	29,060,089	29,294,596	28,834,821

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,	December 31
	2007	2006

Assets:

Current assets:

Cash and cash equivalents	$10,149	$19,675
Accounts receivable, net	38,657	11,001
Other receivables	2,502	2,771
Inventory, net	11,883	11,737
Prepaid expenses	3,307	2,128

Total current assets	66,498	47,312

Property and equipment, net	6,728	7,944

Developed technology, net	5,156	5,963
Goodwill	5,934	5,934
Covenants not-to-compete, net	4,314	4,874
Other assets	91	174

Total assets	$88,721	$72,201

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$20,178	$9,200
Accrued expenses	9,894	3,103
Future installments due on covenants not-to-compete and additional consideration for assets acquired	3,801	3,793
Amounts outstanding under credit facility	9,000	-
Deferred revenue	9,554	3,403
Accrued warranty	558	1,889
Deferred rent	247	247
Other current liabilities	1,908	-

Total current liabilities	55,140	21,635

Future installments due on covenants not-to-compete and additional consideration for assets acquired, non-current	-	3,550
Deferred rent, non-current	974	1,218
Other liabilities	100	93

Total liabilities	56,214	26,496

Commitments and contingencies

Stockholders’ equity:

Preferred membership units exchangeable for TurboChef common stock	380	384
Common stock, $.01 par value, authorized 100,000,000 shares, issued 29,568,325 and 29,197,145 shares at December 31, 2007
and 2006, respectively	296	292
Additional paid-in capital	173,857	169,821
Accumulated deficit	(142,026)	(124,792)

Total stockholders’ equity	32,507	45,705

Total liabilities and stockholders’ equity	$88,721	$72,201

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Twelve Months Ended December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(17,234)	$(23,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchased research and development	-	7,665
Depreciation and amortization	4,069	3,854
Amortization of deferred rent	(236)	(244)
Amortization of deferred loan costs and non-cash interest	470	391
Non-cash compensation expense	2,402	290
Provision for doubtful accounts	326	147
Other	(6)	8
Changes in operating assets and liabilities:
Accounts receivable	(27,976)	(3,834)
Inventories	(729)	(1,445)
Prepaid expenses and other assets	(954)	(2,140)
Accounts payable	10,978	1,581
Accrued expenses and warranty	5,460	(1,023)
Deferred revenue	6,151	1,042

Net cash used in operating activities	(17,279)	(17,112)

Cash flows from investing activities:
Cash paid for intangible assets	(2,349)	(2,349)
Property and equipment expenditures	(768)	(3,111)

Net cash used in investing activities	(3,117)	(5,460)

Cash flows from financing activities:
Borrowings under credit facility	9,000	-
Proceeds from the exercise of stock options and warrants	2,020	2,174
Payment of deferred loan costs	(150)	(25)

Net cash provided by financing activities	10,870	2,149

Net change in cash and cash equivalents	(9,526)	(20,423)
Cash and cash equivalents at beginning of period	19,675	40,098
Cash and cash equivalents at end of period	$10,149	$19,675

NONCASH INVESTING AND FINANCING ACTIVITIES:

Noncash investing and financing activity - liability recorded in connection with intangible assets	-	5,792

Noncash financing activity - issuance of common stock for acquisition of intangible assets	1,520	1,873

Noncash financing activity - conversion of Enersyst preferred membership units	4	583

Noncash financing activity - tender offer and option amendments	1,908	-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	228	38